Exhibit 23(h)(9)
AMENDMENT NO. 2 TO
COMPLIANCE SERVICES AGREEMENT
     AMENDMENT NO. 2 made as of the 14 day of August, 2008, between PERFORMANCE FUNDS TRUST, a Delaware business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Compliance Services Agreement, dated August 18, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
          WHEREAS, pursuant to the Agreement, Citi performs certain compliance services for each investment portfolio of the Trust (individually referred to herein as a “Fund” and collectively as the “Funds”);
          WHEREAS, Citi and the Trust wish to change the services and fees listed in the Agreement;
          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:
1.	All references in the Agreement to “BISYS” shall mean “Citi”.

2.	Services.

Notwithstanding anything in the Agreement to the contrary, Citi will not be providing individuals to serve as the Trust’s Chief Compliance Officer or AML Compliance Officer and in lieu of the services listed in the Agreement, Citi will be providing the following services:
(a) Perform risk-based testing and an annual assessment of the compliance procedures of each Citi service group (i.e., transfer agency, fund accounting, administration) that provides services for the Trust.
(b) Provide information reasonably requested by the Trust’s Board of Trustees (the “Board”) in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.
(c) Provide reports to the Trust’s Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

3.	Compliance Service Fees.
Schedule A is deleted and replaced with the following:
“Compliance Services Fee
Annual fee effective May 6, 2008: $35,000
The annual fee shall be payable in equal monthly installments and shall not increase before December 1, 2009, provided there is no material change in the services performed under the Agreement.
All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.
Out of Pocket Expenses
Out of pocket expenses reasonably incurred in providing services under the Agreement are not included in the above fees and shall also be paid to Citi in accordance with the provisions of the Agreement.”
4.	Representations and Warranties.
     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
5.	Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PERFORMANCE FUNDS TRUST

By:	/s/ Teresa F. Thornhill

Name:	Teresa F. Thornhill
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff

Name:	Fred Naddaff
Title:	President